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                                                                     EXHIBIT 4.5

                             CERTIFICATE OF TERMS OF
                          SERIES A PREFERRED SECURITIES


               Pursuant to Section 6.1(d) of the Amended and Restated Declaration of Trust of IAC Capital Trust dated as of January 20, 1998 (as amended from time to time, the "Declaration"), the designations, rights, privileges, restrictions, preferences and other terms and provisions of a series of Preferred Securities of IAC Capital Trust (the "Trust") are set forth below (each capitalized term used but not defined herein having the meaning set forth in the Declaration):


               1. DESIGNATION AND NUMBER. Preferred Securities of the Trust with an aggregate liquidation amount in the assets of the Trust of One Hundred Seventy-two Million Five Hundred Thousand Dollars ($172,500,000) (including up to Twenty-two Million Five Hundred Thousand Dollars ($22,500,000) issuable upon exercise of the overallotment option set forth in the Purchase Agreement dated as of January 14, 1998 among the Trust, Irvine Apartment Communities, Inc. ("IAC, Inc."), Irvine Apartment Communities, L.P. ("IAC, L.P.") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities, Inc., Morgan Stanley & Co. Incorporated and Smith Barney Inc., as representatives of the several underwriters named therein (the "Purchase Agreement")) and a liquidation amount in the assets of the Trust of $25 per Preferred Security, are hereby designated as "8.25% Series A REIT Trust Originated Preferred Securities" (the "Series A Preferred Securities"). The Series A Preferred Security Certificates evidencing the Series A Preferred Securities shall be substantially in the form attached as Annex II to the Declaration, with such changes and additions thereto or deletions therefrom as may be required by ordinary usage, custom or practice or to conform to the rules of any stock exchange or interdealer quotation system on which the Series A Preferred Securities are listed. In connection with the issuance and sale of the Series A Preferred Securities, the Trust will purchase as trust assets Series A Preferred Limited Partner Interests (the "Series A Preferred L.P. Units") of IAC, L.P. having an aggregate stated amount payable on liquidation of IAC, L.P. equal to the aggregate liquidation amount of the Series A Preferred Securities so issued and having a distribution rate at least equal to the annual


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distribution rate on the Series A Preferred Securities and having economic terms substantially similar to the Series A Preferred Securities.

               2. DISTRIBUTIONS. (a) Subject to the rights of Holders of any series of Preferred Securities which the Trust may issue in the future which rank on a parity with the Series A Preferred Securities in respect of distributions, the Holders of outstanding Series A Preferred Securities will be entitled to receive, when, as and if declared by the Regular Trustees out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.25% (the "Distribution Rate") of the stated liquidation amount of $25 per Series A Preferred Security (the "Stated Value"). Distributions on the Series A Preferred Securities will be cumulative, will accrue from January 20, 1998, the original issue date of the Series A Preferred Securities, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each a "Series A Distribution Payment Date") of each year, commencing on March 31, 1998. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any Series A Distribution Payment Date is not a Business Day, the payment of the distribution to be made on such Series A Distribution Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Series A Distribution Payment Date. While the Series A Preferred Securities remain in book-entry only form, the relevant record dates shall be one Business Day prior to the relevant Series A Distribution Payment Date, and if the Series A Preferred Securities are no longer in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be not less than 10 nor more than 50 days preceding the applicable Series A Distribution Payment Date.

               (b) Distributions on the Series A Preferred Securities shall accrue on a daily basis commencing on the date of original issuance of the Series A Preferred Securities, will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued distributions will accumulate, to the extent not paid, as of the Series A Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.



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               (c) So long as any Series A Preferred Securities are outstanding, no distribution shall be paid or declared on or with respect to the Common Securities or any other series of outstanding Preferred Securities ranking junior to the Series A Preferred Securities as to the payment of distributions, nor shall any sum or sums be set aside for or applied to the purchase or redemption of the Series A Preferred Securities or any other series of outstanding Preferred Securities or the purchase, redemption or other acquisition for value of any Common Securities or any Preferred Securities of a series ranking junior to the Series A Preferred Securities as to the payment of distributions unless, in each case, full cumulative distributions accumulated on all Series A Preferred Securities and all other series of outstanding Preferred Securities ranking on a parity with the Series A Preferred Securities as to the payment of distributions have been paid in full, provided that the foregoing will not prohibit distributions payable solely in Common Securities or Preferred Securities of a series ranking junior to the Series A Preferred Securities as to the payment of distributions and the purchase of Preferred Securities as described in Section 8.2 of the Declaration. When distributions have not been paid in full upon the Series A Preferred Securities on the applicable Series A Distribution Payment Date (or a sum sufficient for such full payment is not set apart therefor), all distributions declared and paid on the Series A Preferred Securities and any other series of outstanding Preferred Securities ranking on a parity with the Series A Preferred Securities as to the payment of distributions shall be declared and paid so that the amount of distributions declared and paid on the Series A Preferred Securities and such other series of Preferred Securities shall in all cases bear to each other the same ratio that the respective distribution rights of the Series A Preferred Securities and such other series of Preferred Securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other series of Preferred Securities do not have cumulative distribution rights) bear to each other.

               (d) Holders of Series A Preferred Securities shall not be entitled to any distributions whether payable in cash, property, or otherwise in excess of the full cumulative distributions as herein provided. Distributions with respect to the dissolution, liquidation, winding-up or termination of the Trust shall be governed by Paragraph 4 hereof.

               3. RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SERIES A PREFERRED SECURITIES. The Ownership Limit applicable to the Series A Preferred Securities shall be 9.8%.



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               4. LIQUIDATION DISTRIBUTION UPON DISSOLUTION. Subject to the
rights of the Holders of any other series of Preferred Securities which the Trust may issue in the future which rank on a parity with the Series A Preferred Securities upon any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the Holders of the Series A Preferred Securities will be entitled to receive upon any such dissolution, liquidation, winding-up or termination of the Trust out of the assets of the Trust legally available for distribution, after payment or provision for payment of debts and other liabilities of the Trust (to the extent not satisfied by IAC, L.P. as provided in the Declaration), an amount per Series A Preferred Security equal to the Stated Value, plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution") and no more. If, upon any such liquidation, dissolution, winding-up or termination, there are insufficient assets to permit full payment to the Holders of Series A Preferred Securities and any other series of outstanding Preferred Securities ranking on a parity upon liquidation, dissolution, winding-up or termination of the Trust with the Series A Preferred Securities, the Holders of Series A Preferred Securities and such other series of Preferred Securities shall be paid ratably in proportion to the full distributable amounts to which Holders of Series A Preferred Securities and such other series of Preferred Securities are respectively entitled upon liquidation, dissolution, winding-up or termination. The full preferential amount payable to Holders of the Series A Preferred Securities and such other series of outstanding Preferred Securities upon any such liquidation, dissolution, winding-up or termination will be paid in full before any distribution or payment is made to the Holders of Common Securities or Preferred Securities of any series ranking junior to the Series A Preferred Securities upon liquidation, dissolution, winding-up or termination of the Trust.

               5. STATED MATURITY AND REDEMPTION. (a) The Series A Preferred Securities shall mature and the Stated Value thereof shall be due and payable on December 31, 2092 (the "Stated Maturity Date") whether or not the term of the Partnership is extended. On the Stated Maturity Date the Holders of Series A Preferred Securities shall be entitled to receive, upon surrender of their certificates for the Series A Preferred Securities, out of funds legally available for distribution an amount in cash equal to the Stated Value per Series A Preferred Security, plus accrued and unpaid distributions thereon to the date of payment (the "Stated Maturity Price") and no more.

               (b) Upon the repayment of a series of Preferred L.P. Units, in whole or in part, whether at maturity, upon termination of IAC, L.P., upon redemption or otherwise, the proceeds of such repayment will be promptly applied to



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redeem, upon not less than 30 nor more than 60 days' notice, at the applicable redemption price, Preferred Securities of a series having economic rights substantially similar to the series of Preferred L.P. Units being redeemed or repaid, such redemption to be in an aggregate liquidation amount equal to the aggregate stated value of the Preferred L.P. Units so repaid or redeemed, subject to the priority and payment terms of each series of outstanding Preferred Securities. If the Series A Preferred Securities are to be redeemed, the redemption price (the "Series A Redemption Price") shall be $25 per Series A Preferred Security plus an amount equal to accrued and unpaid distributions thereon to the date of redemption, payable in cash.

               (c) The Trust may not redeem fewer than all the outstanding Series A Preferred Securities unless all accrued and unpaid distributions have been paid on all Series A Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption. If fewer than all the outstanding Series A Preferred Securities are to be so redeemed, the Series A Preferred Securities to be redeemed will be redeemed as described in Paragraph 5(e)(ii) below. If a partial redemption would result in the delisting of the Series A Preferred Securities by any national securities exchange or interdealer quotation system on which the Series A Preferred Securities are then listed, the Trust may only redeem Series A Preferred Securities in whole.

               (d) Except in the case of a Special Event (as defined in Exhibit E to the Partnership Agreement), the Series A Preferred Securities may not be redeemed prior to December 31, 2002.

               (e) (i) The Regular Trustees, on behalf of the Trust, will provide notice of any redemption of the Series A Preferred Securities to the Holders of record thereof not less than 30 nor more than 60 days prior to the date of redemption and in the case of a mandatory repayment of the Series A Preferred Securities on the Stated Maturity Date will provide notice of such repayment not less than 30 nor more than 60 days prior to the Stated Maturity Date. Such notice shall be provided by mailing notice of such redemption or mandatory repayment, first class postage prepaid, to each Holder of Series A Preferred Securities to be redeemed or to all Holders in the event of a mandatory repayment on the Stated Maturity Date, at such Holder's address as it appears on the transfer records of the Trust. Each notice shall state, as appropriate, the following:

        (A) the redemption date or the Stated Maturity Date;



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        (B) the Series A Redemption Price or the Stated Maturity Price;

        (C) the place or places where certificates for the Series A Preferred Securities may be surrendered for payment;

        (D) the number of Series A Preferred Securities to be redeemed from each Holder;

        (E) that payment of the Series A Redemption Price or the Stated Maturity Price will be made upon presentation and surrender of such Series A Preferred Securities; and

        (F) that on or after the Stated Maturity Date or the redemption date distributions on the Series A Preferred Securities to be redeemed or repaid will cease to accrue.

No failure to give or defect in a notice of redemption shall affect the validity of the proceedings for redemption except as to the Holder to which notice was defective or not given.

               (ii) In the event of any redemption of Series A Preferred Securities in part, Series A Preferred Securities registered in the name of and held of record by DTC (or the successor Clearing Agency) or any other nominee will be redeemed from, and the distribution of the proceeds of such redemption will be made to, each Clearing Agency Participant (or person on whose behalf such nominee holds such securities) in accordance with the procedures applied by such Clearing Agency or nominee. If the Series A Preferred Securities are no longer in book-entry form, the provisions of Paragraph 10 hereof shall apply to any redemption of the Series A Preferred Securities in part.


               (iii) If notice (which notice will be irrevocable) has been given to the Holders of Series A Preferred Securities as provided above, then, by 12:00 noon, New York City time, on the redemption date or the Stated Maturity Date, as the case may be, provided that the Property Trustee has funds sufficient to pay the Series A Redemption Price, the Property Trustee will deposit irrevocably in trust for the benefit of the Series A Preferred Securities being redeemed or repaid funds sufficient to pay the Series A Redemption Price or Stated Maturity Price, as the case may be, and will give irrevocable instructions and authority to pay such Series A Redemption Price or Stated Maturity Price, as the case may be, to the Holders of the Series A



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Preferred Securities entitled thereto. If notice shall have been given as provided above and funds deposited as required, then upon the date of such deposit, distributions will cease to accrue on the Series A Preferred Securities called for redemption or to be repaid, as the case may be, such Series A Preferred Securities will no longer be deemed to be outstanding and all rights of Holders of such Series A Preferred Securities so called for redemption or to be repaid, as the case may be, will cease, except the right of the Holders of such Series A Preferred Securities to receive the applicable Series A Redemption Price or Stated Maturity Price, as the case may be, but without interest thereon. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Series A Preferred Securities which have been so called for redemption. If the Stated Maturity Date or any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Series A Redemption Price or the Stated Maturity Price, as the case may be, payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Stated Maturity Date or such date fixed for redemption. If payment of the Series A Redemption Price or the Stated Maturity Price, as the case may be, in respect of the Series A Preferred Securities is improperly withheld or refused and not paid, distributions on such Series A Preferred Securities will continue to accrue from the original redemption date or the Stated Maturity Date, as the case may be, to the date of payment, in which case the actual payment date will be used for purposes of calculating the Series A Redemption Price or the Stated Maturity Price, as the case may be.

               (iv) Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), IAC, L.P. or any of its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or by private agreement unless at such time, IAC, L.P. would be prohibited from purchasing or redeeming Preferred L.P. Units with substantially similar terms to the Series A Preferred Securities pursuant to the terms of such Preferred LP Units. In the event that IAC, L.P. or any of its subsidiaries so purchases Series A Preferred Securities, IAC, L.P. may deliver, or cause to be delivered, to the Property Trustee for cancellation the Series A Preferred Securities so purchased and if so delivered, the Property Trustee shall concurrently deliver to IAC, L.P. for cancellation an equal number of Preferred L.P. Units with substantially similar economic terms.



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               (f) The Series A Preferred Securities do not have the benefit of any sinking fund.

               6. VOTING RIGHTS. (a) Except as provided under Paragraph 6(b) below and as otherwise required by law and the Declaration, the Holders of the Series A Preferred Securities will have no voting rights.

               (b) If the Trust fails to make distributions in full on the Series A Preferred Securities for six consecutive quarterly distribution periods (an "Appointment Event"), then the Holders of the Series A Preferred Securities (voting separately as a class with all other series of Preferred Securities upon which like voting rights have been conferred and are then exercisable) will be entitled, by the vote of Holders of such Preferred Securities representing a Majority in aggregate liquidation amount of such outstanding Preferred Securities, to appoint, subject to Section 4.2(a)(ii)(B) of the Declaration, a Special Regular Trustee. Any Holder of Series A Preferred Securities (other than IAC, Inc. or IAC, L.P. or any of their affiliates) shall have the right to nominate any Person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for six consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees , subject to Section 4.2(a)(ii)(B) of the Declaration, will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the Holders of Series A Preferred Securities and any other series of Preferred Securities upon which like voting rights have been conferred and are then exercisable representing an aggregate of 10% in liquidation amount of such outstanding Preferred Securities will be entitled to convene such meeting. If, at any such meeting, Holders of less than a Majority in aggregate liquidation amount of Preferred Securities of all series entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed.


               If any proposed amendment or modification to the Declaration would materially and adversely affect the powers, privileges, preferences or special rights of the Series A Preferred Securities, then the Holders of outstanding Series A Preferred Securities will be entitled to vote on such amendment or proposal as a class and such amendment or proposal shall not be effective except with the approval of the Holders



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of Series A Preferred Securities representing 66-2/3% in liquidation amount of outstanding Series A Preferred Securities; provided, however, that any such amendment or modification which would (i) increase the number of authorized Securities that the Trust is authorized to issue, (ii) decrease the number of Preferred Securities of a series but not below the number of Preferred Securities of the series then outstanding or (iii) authorize, create or issue any additional series of Preferred Securities on a parity with or junior to the Series A Preferred Securities as to distributions or upon liquidation, dissolution, winding-up or termination of the Trust shall be deemed not to materially and adversely affect such power, special rights, preferences or privileges; and provided, further, if Holders of Series A Preferred Securities have a right to vote as provided in this Paragraph but such amendment or proposal arises out of, or is substantially similar to, an amendment or a modification of the Partnership Agreement as described in the following paragraph and with respect to which the Property Trustee is required to obtain the direction of Holders of Series A Preferred Securities as described below, then to the extent permitted by applicable law, no separate vote pursuant to the Declaration shall be required and the vote obtained in connection with the Property Trustee seeking the direction of Holders of Series A Preferred Securities shall constitute complete and sufficient action with respect to such amendment or modification of the Declaration.

               In the event the consent or vote of the Property Trustee, as the Holder of the Series A Preferred L.P. Units of IAC, L.P., is required with respect to any amendment or modification of the Partnership Agreement, the Property Trustee shall request the written direction of the Holders of the Series A Preferred Securities with respect to such amendment or modification and the Property Trustee shall vote the Series A Preferred L.P. Units with respect to such amendment or modification as directed by a Majority in aggregate liquidation amount of the Series A Preferred Securities voting together as a single class; provided that where such amendment or modification under the Partnership Agreement requires the consent of Holders of Series A Preferred L.P. Units representing a specified percentage greater than a Majority in aggregate liquidation amount of the Series A Preferred L.P. Units, the Property Trustee may only give such consent at the direction of the Holders of Series A Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Series A Preferred Securities.


               Any required approval or direction of Holders of Series A Preferred Securities may be given at a separate meeting of Holders of Series A Preferred Securities convened for such purpose, at a meeting of all of the Holders of Preferred Securities of the Trust or pursuant to written consent. The Regular Trustees will



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cause a notice of any meeting at which Holders of Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of record of Series A Preferred Securities. Each such notice will include a statement setting forth
(i) the date of such meeting or the date by which such action is to be taken,
(ii) a description of any resolution proposed for adoption at such meeting on which such Holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

               No vote or consent of the Holders of Series A Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities of any series.

               Notwithstanding that Holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities at such time that are owned by IAC, Inc., IAC, L.P. or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with IAC, Inc. or IAC, L.P. shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

               7. RANKING. The Series A Preferred Securities rank, with respect to distributions and rights upon liquidation, dissolution, winding-up or termination of the Trust (i) senior to the Common Securities and (ii) on a parity with all other series of Preferred Securities issued by the Trust unless the terms of such other series specifically provide that such other series ranks junior to the Series A Preferred Securities.

               9. CONVERSION RIGHTS. Except as otherwise provided in Article VIII of the Declaration regarding exchanges for Excess Preferred Securities, the Series A Preferred Securities are not convertible into or exchangeable or exercisable for any other property or securities of the Trust, IAC, Inc. or IAC, L.P.

               10. TRANSFER, EXCHANGE, METHOD OF PAYMENTS. In the event the Series A Preferred Securities do not remain in book-entry only form, the following provisions shall apply:

        Payment of distributions and payments on redemption or at the stated maturity of the Series A Preferred Securities will be payable, the transfer of the Series A Preferred Securities will be registerable, and Series A Preferred Securities



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will be exchangeable for Series A Preferred Securities of other denominations of a like aggregate liquidation amount, at the principal corporate trust office of the Property Trustee in The City of New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption or at the stated maturity of any Series A Preferred Security will be made only upon surrender of such Preferred Security to the Property Trustee.

        If fewer than all of the Series A Preferred Securities are to be redeemed, the Property Trustee shall select Series A Preferred Securities to be redeemed by lot or pro rata (as nearly as practicable without creating fractional Series A Preferred Securities) or in some other equitable manner determined by the Property Trustee upon consultation with the Regular Trustees.

        In the event of any redemption of Series A Preferred Securities in part, the Trust shall not be required to (i) issue, register the transfer of or exchange any Series A Preferred Securities during a period beginning at the opening of business 15 days before any selection for redemption of Series A Preferred Securities and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Series A Preferred Securities to be redeemed and (ii) register the transfer of or exchange any Series A Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Series A Preferred Securities being redeemed in part. Holders of Series A Preferred Securities shall surrender such Series A Preferred Securities at the place designated in the notice of redemption and shall be entitled to the Series A Redemption Price upon such redemption following such surrender.

               Upon presentation of any Certificate for Series A Preferred Securities redeemed in part only, the Trust shall execute and deliver, at the expense of the Trust, a new Certificate equal to the unredeemed portion of the Certificate so presented.

               11. NO PREEMPTIVE RIGHTS. The Holders of Preferred Securities shall have no preemptive rights to subscribe to any additional Preferred Securities or Common Securities.

               12. MISCELLANEOUS. (a) Upon the repayment of the Series A Preferred Securities, whether at their stated maturity, upon redemption or otherwise or upon their cancellation as provided in Paragraph 5(e)(iv) hereof, the Series A



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Preferred Securities so repaid or cancelled shall have the status of authorized and unissued Preferred Securities undesignated as to series and may be redesignated and reissued as part of any series of Preferred Securities.

               (b) Upon issuance, the Series A Preferred Securities will be fully paid and non-assessable. This Certificate of Terms shall constitute a part of the Declaration.



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IN WITNESS WHEREOF, this Certificate of Terms of Series A Preferred Securities is duly executed as of January 20, 1998.



/s/ JAMES E. MEAD
---------------------------------------
James E. Mead,
not in his individual capacity
but solely as a Trustee


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IN WITNESS WHEREOF, this Certificate of Terms of Series A Preferred Securities is duly executed as of January 20, 1998.


                                        IRVINE APARTMENT COMMUNITIES, INC.,
                                          as general partner of
                                          Irvine Apartment Communities, L.P.


                                         By:
                                         ---------------------------------------
                                         James E. Mead,
                                         Title: Senior Vice President, Chief
                                                Financial Officer and Secretary


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